EXHIBIT 21.1


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                  SUBSIDIARIES

               1. Brilliant Interactive Ideas Pty. Ltd., an Australian corporation.
               2. Brilliant Digital Entertainment Pty. Ltd., an Australian corporation.
               3.   B3D, Inc., a Delaware corporation.
               4.   Brilliant Studios, Inc., a Delaware corporation.
               5.   Digital Hip Hop, Inc.*
               6.   Altnet, Inc., a Delaware corporation.**


               * Brilliant Digital Entertainment, Inc. owns seventy-five percent (75%) of the outstanding shares of this corporation.

               ** Brilliant Digital Entertainment, Inc. owns fifty-one percent (51%) of the outstanding shares of this corporation.